Exhibit 10.24

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated as of this March 17, 2006 (“Effective Date”), is made by and between California Micro Devices Corporation, a California corporation (hereinafter “Company”), and Kevin Berry (hereinafter “Consultant”).

1. Independent Contractor. This Agreement does not establish an employer-employee relationship with Company. Consultant is for all purposes an independent contractor. Consultant will not be entitled to any benefits available to Company employees including, but not limited to, medical, unemployment, vacation and pension benefits. Consultant instructs Company not to withhold any taxes as Consultant shall be responsible for paying all employment-related taxes and providing all benefits to himself pursuant to the requirements of applicable local, state and federal regulation, including Federal and California income tax, social security, medicare and SDI. Consultant provides CFO services for other companies and currently has one other assignment.

2. Duties. Consultant will provide the services described in the Statement of Work attached as Exhibit A hereto himself. Consultant agrees to devote adequate time to rendering the services for Company in order to complete them in a timely and professional manner. Consultant understands that Consultant is expected to make the certifications of a CFO required by the SEC as part of a Form 10-K annual report.

3. Term. The initial term of this Agreement shall commence on the Effective Date set forth above and shall expire on June 17, 2006, unless earlier terminated pursuant to the terms of this Agreement.

4. Compensation. As compensation for services actually rendered to Company by Consultant, Company shall pay Consultant per Exhibit B Consultant shall invoice Company for fees under this Agreement. All invoices shall be due within 15 days of receipt.

5. Reimbursement for Expenses. Certain expenses may be identified in the Statement of Work as chargeable to Company. When chargeable expenses have been identified in a Statement of Work, the Consultant may obtain reimbursement of such expenses by submitting expense reports with receipts or such other documentation as may be required under Company’s policies or under the terms of this agreement. All other expenses incurred by Consultant in connection with providing services under this Agreement, shall be the sole responsibility of Consultant.

6. Ownership of Work Product. All records, databases, forms, summaries, information, data, computer programs and other material originated or prepared by Company and delivered to Consultant for use in the performance of the services hereunder (the “Company Materials”) shall remain the exclusive property of Company, and Consultant shall acquire no right, title or interest in an to any such Company Materials. Consultant shall not disclose such Company Materials to third parties without the prior written consent of Company and shall return all copies of Company Materials to Company promptly upon completion of the services or upon Company’s prior request. This specifically includes any third party licensed intellectual property, that the Company may disclose to the Consultant.

Consultant acknowledges and agrees that all worldwide right, title and interest in and to any and all work product, works of authorship (including but not limited to computer programs, software,

logic design, and documentation), trademarks, methods of doing business, sound recordings, pictorial reproductions, drawings, graphic representations, deliverables, improvements, innovations, discoveries and inventions conceived, made or reduced to practice while performing services under this Agreement (collectively, the “Work Product”) shall be the sole property of Company. Consultant hereby agrees to assign, and does hereby assign, to Company all worldwide right, title and interest in and to the Work Product, including, without limitation, all patent rights, trademarks, service marks, copyrights, trade secret rights and other proprietary rights (collectively “Intellectual Property”). During and after the term of this Agreement, Consultant shall, upon Company’s request, execute additional documentation confirming Company’s sole ownership of the Work Product and its underlying Intellectual Property; to the extent Consultant does not do so, Consultant hereby authorizes officers of Company to sign such documents on Consultant’s behalf.

To the extent that Consultant has intellectual property rights of any kind in any pre-existing works which are subsequently incorporated in any Deliverable Materials or Work Product produced in rendering services under this Agreement, Consultant hereby grants Company a royalty-free, irrevocable, world-wide, perpetual, non-exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, license, disclose, publish, or otherwise disseminate or transfer such subject matter.

All decisions with respect to the time, manner, form and extent of publication or other use or exploitation of the Deliverable Materials or Work Product shall rest exclusively with Company.

7. Confidentiality. As used in this Agreement, the term “Confidential Information” refers to any and all information relating to Company that Consultant acquires as a direct or indirect result of Consultant’s activities under this Agreement, including but not limited to, products, research and development, billing and account data, customer lists, business information, technical information, computer programs and systems, secrets, specifications, drawings, sketches, models, samples, tools, records, information pertaining to Company’s software and hardware systems, inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, know-how, improvements, discoveries, developments, designs, techniques and any other information concerning Company which it deems confidential or proprietary. Consultant agrees that such Confidential Information shall not be revealed by Consultant or its Associates to anyone outside Company without the prior written consent of Company, and such Confidential Information shall be used by Consultant and its Associates only in performing Consultant’s obligations hereunder. All such information shall remain Company’s property, and that all copies of the same on computer disc or in written, graphic or tangible form shall be returned to Company upon completion of each project. All Associates obtained or provided by Consultant in connection with performing the Services hereunder shall execute and deliver to Company confidentiality agreements acceptable to Company. Nothing in this Agreement, however, shall confer upon Consultant the obligation to preserve the confidentiality of any information that: (a) was known to Consultant prior to the date such information was disclosed to Consultant under this Agreement free of any obligation to keep it confidential; (b) is distributed by Company to third parties without any restrictions as to confidentiality; (c) is or becomes publicly available, other than by unauthorized disclosure by Consultant; or (d) is rightfully disclosed to Consultant by a third party without any restrictions as to confidentiality.

Consultant understands and agrees that the obligations described in this section shall survive the termination or expiration of this Agreement.

8. Service Warranties. Consultant warrants and represents to Company that all services provided under this Agreement shall be performed in a timely and professional manner and that Consultant is competent, qualified and experienced to the extent necessary to perform such services.

9. Insurance: Consultant understands and agrees that as an independent contractor, Consultant is responsible for maintaining adequate insurance coverage for Consultant and, if appropriate, for all of Consultant’s employees, representatives, and agents, if reasonably obtainable. Adequate insurance coverage shall, at all minimum, include any mandated benefits/labor insurance, including Workers’ Compensation, comprehensive general liability, including broad form contractual liability, and automobile liability insurance for the operator of all motor vehicles used in the performance of this Agreement.

Company shall be named as an additional insured under said liability coverage as to any claim for damage or injury to persons or property resulting from or growing out of the performance of this Agreement.

10. Restrictions on Promotion and Solicitation. Consultant agrees that Consultant will not use Company’s name in any promotion or advertising of Consultant’s services without Company’s written permission. Consultant agrees that Consultant will not use the performance of services under this agreement, Consultant’s affiliation with Company or any Company facilities, systems, sites, information or contacts for marketing or promotion of Consultant or Consultants services or for the direct solicitation of business without Company’s written permission. The Consultant agrees not to solicit any Company employees to work for Consultant or a business at which he consults for one year after the termination of this Agreement.

11. Compliance with Laws and Rules. Consultant agrees to comply fully with any and all of Company’s reasonable rules and regulations that relate to any of Consultant’s activities as to which it has been given advance notice. Consultant shall secure and maintain in force all licenses and permits required of Consultant by law or regulation, and Consultant shall fully comply with all federal, state and local laws, ordinances and regulations applicable to Consultant.

12. Consultant’s Other Agreements and Conflicts of interest. Consultant represents that performance under this Agreement does not and will not breach any agreement the Consultant has with any third party. Consultant represents that there are no other agreements, written or oral, conveying to any third party any rights in any research or other work to be conducted by Consultant under this agreement. During the term of this agreement Consultant will not inter into any contracts with or do business with any person, firm or company which would conflict with or impair Consultant’s performances of the services contemplated by this agreement.

13. Assignment. This Agreement may not be assigned in whole or in part by Consultant without the express written consent of Company.

14. Entire Agreement. This Agreement and its Exhibit set forth the entire understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to the subject matter hereof, and may not be changed except in a writing signed by the parties. No representation, promise, inducement or statement of intention has been made by either party which is not embodied herein.

15. Waiver. No provision of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is in writing and is signed by the party against whom it is sought to be enforced.

16. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

17. Choice of Law. This Agreement shall be governed by the laws of the State of California.

18. Indemnity. Company shall indemnify Consultant and hold Consultant harmless against any losses, claims, damages, settlements or liabilities, including attorney’s fees, to which Consultant may become subject in connection with the rendering of the services described in this Agreement, and Company shall reimburse Consultant for any legal or other expenses reasonably incurred by him in connection with investigating, preparing to defend, or defending or settling any lawsuits, claims, or other proceedings arising in any manner out of, or in connection with the performance of services under this Agreement, unless such losses, claims, damages, liabilities or expenses arise out of Consultant’s actions or omissions to act which were not in good faith in a manner Consultant believed to be in the best interests of the Company or if indemnification is not permitted pursuant to Section 317(c) (1), (2), or (3).

19. Disclaimer. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT AS PROVIDED IN SECTION 8, CONSULTANT MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, TO ACCURACY, COMPLETENESS, CONDITION, SUITABILITY, PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY OF ANY INFORMATION OR SERVICES PROVIDED BY CONSULTANT TO COMPANY UNDER THIS AGREEMENT.

20. Limitation of Liability. IN NO EVENT, EXCEPT IN THE CASES OF A BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7 OF THIS AGREEMENT, SHALL EITHER CONSULTANT OR COMPANY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES) ARISING OUT OF THIS AGREEMENT, THE RENDERING OF SERVICES HEREUNDER, OR BREACH THEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

21. Arbitration. Any dispute or claim relating to or arising out of this Agreement shall be resolved informally through direct discussions. If the dispute or claim cannot be resolved through such discussions, the matter shall be resolved by final binding arbitration in Santa Clara County, California, USA under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq., including section 1283.05, and pursuant to California law. The parties agree that judgment on any arbitration award may be entered by any court of competent jurisdiction.

22. Attorneys’ Fees. In the event of any dispute between the parties hereto involving the covenants or conditions contained in this Agreement or arising out of the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable expenses, attorneys’ fees and costs.

23. Termination. In the absence of a breach of this agreement, either party shall be entitled to terminate this Agreement for its convenience upon ten (10) days advance written notice to the other party. Upon such notice, Consultant shall cease rendering all services except those which Company and Consultant mutually agree in writing should be performed to ensure an orderly winding down of the services by Consultant and transition to Company or another vendor selected by Company. Upon any such termination, Consultant shall be entitled to the payment of fees based upon the rates set forth on the Rate Schedule through the effective date of termination. SUCH PAYMENT SHALL CONSTITUTE A FULL AND FINAL SETTLEMENT AND CONSULTANT’S EXCLUSIVE REMEDY FOR ALL AMOUNTS CLAIMED DUE BY CONSULTANT FOR RENDERING SERVICES HEREUNDER OR FOR ANY CLAIMS FOR LOST PROFITS OR OTHER DAMAGES ON ACCOUNT OF SUCH TERMINATION.

In the event of a breach of this Agreement by either party, the other party may terminate this Agreement without advanced notice, and recover actual damages incurred as a result of the breach.. The breaching party will have no right to recover any unpaid fees or other compensation that might otherwise have been due under this Agreement but for the breach.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

Company

By	/s/ ROBERT V. DICKINSON

Name	Robert V. Dickinson

Title	President and CEO

CONSULTANT
/s/ KEVIN BERRY
Name

Address

EXHIBIT A

Position Description: Is responsible for directing the fiscal functions of the corporation in accordance with generally accepted accounting principles issued by the Financial Accounting Standards Board, the Securities and Exchange Commission, other regulatory and advisory organizations and in accordance with financial management techniques and practices appropriate within the semiconductor industry.

Executive position responsible for the entire finance and accounting function in the Company.

•	Plan, develop, organize, implement, direct and evaluate the organization’s fiscal function and performance.

•	Participate in the development of the corporation’s plans and programs as a strategic partner.

•	Evaluate and advise on the impact of long range planning, introduction of new programs/strategies and regulatory action.

•	Develop credibility for the finance group by providing timely and accurate analysis of budgets, financial reports and financial trends in order to assist the CEO/President and the Board and other senior executives in performing their responsibilities.

•	Enhance and/or develop, implement and enforce policies and procedures of the organization by way of systems that will improve the overall operation and effectiveness of the corporation.

•	Establish credibility throughout the organization and with the Board as an effective developer of solutions to business challenges.

•	Provide technical financial advice and knowledge to others within the financial discipline.

•	Continual improvement of the budgeting process through education of department managers on financial issues impacting their budgets.

•	Provide strategic financial input and leadership on decision making issues affecting the organization; i.e., evaluation of potential alliances acquisitions and/or mergers and pension funds and investments.

•	Optimize the handling of bank and deposit relationships and initiate appropriate strategies to enhance cash position.

•	Develop a reliable cash flow projection process and reporting mechanism which includes minimum cash threshold to meet operating needs.

•	Be an advisor from the financial perspective on any contracts into which the Corporation may enter.

•	Evaluation of the finance division structure and team plan for continual improvement of the efficiency and effectiveness of the group as well as providing individuals with professional and personal growth with emphasis on opportunities (where possible) of individuals.

EXHIBIT B

Fee: $120 per hour

Options: 5,000 options for common shares will be granted at an exercise price equal to the fair market value of the Company’s common stock as of the date of the grant. Options will vest as follows: 1,667 on 4/17/06, 1,667 on 5/17/06, and 1,666 on 6/17/06. They will exercisable until one year after termination of services.